Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 o: 650.493.9300 f: 650.493.6811
March 13, 2024
Cue Health Inc.
4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cue Health Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration of the offer and sale under the Securities Act of 1933, as amended, of an aggregate of 9,318,286 shares of common stock, par value $0.00001 per share (the “Shares”), consisting of (i) 7,765,238 shares of common stock reserved for issuance under the Company’s 2021 Stock Incentive Plan (the “2021 Plan”) and (ii) 1,553,048 shares of common stock reserved for issuance under the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in each of the 2021 Plan and 2021 ESPP and pursuant to the agreements that accompany each of the 2021 Plan and 2021 ESPP, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Sincerely,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE